Sales Report:Supplement No. 2 dated Jul 22, 2009 to Prospectus dated Jul 13, 2009
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Sales Report supplements the prospectus dated Jul 13, 2009 and provides information about each series of Borrower Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Sales Report supplement together with the prospectus dated Jul 13, 2009 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
We have sold the following series of Notes:
Borrower Payment Dependent Notes Series 313983
This series of Notes was issued and sold upon the funding of the borrower loan #38050, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$3,500.00	Prosper Rating:	A	Auction start date:	Jul-13-2009
Term:	36 months	Estimated loss:	2.1%	Auction end date:	Jul-15-2009

Starting lender yield:	8.42%	Starting borrower rate/APR:	9.42% / 10.81%	Starting monthly payment:	$111.98
Final lender yield:	8.40%	Final borrower rate/APR:	9.40% / 10.79%	Final monthly payment:	$111.95

Auction yield range:	4.27% - 8.42%	Estimated loss impact:	2.12%
Lender servicing fee:	1.00%	Estimated return:	6.28%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented above does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score:	9	First credit line:	May-2001	Debt/Income ratio:	21%
Credit score:	700-720 (Jul-2009)	Current / open credit lines:	9 / 9	Employment status:	Full-time employee
Now delinquent:	0	Total credit lines:	16	Length of status:	3y 8m
Amount delinquent:	$0	Revolving credit balance:	$7,524	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Bankcard utilization:	54%	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Homeownership:	No
Inquiries last 6m:	1
Screen name:	mreggz	Borrower's state:	Connecticut	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 1	On-time:	13 ( 100% )	700-720 (Latest)
Principal borrowed:	$1,500.00	< mo. late:	0 ( 0% )	720-740 (Mar-2007)
Principal balance:	$0.00	1+ mo. late:	0 ( 0% )
Total payments billed:	13
Description
Debt Consolidation
The credit card companies have decided to raise my interest rates, so I plan on paying off the debt and making one payment per month.As stated - this loan is primarily going to be used to consolidate some outstanding credit card debt I have. I have a good credit rating, steady job and have already paid off one prosper loan in full, in under a year and a half. My net take home pay per month is around $2200 and my expenses are:
Car Payment $400
Insurance      $80.00
Gas, Groceries $200
Cell Phone    $60
Student Loans $100
Rent              $600 (includes utilities)
------------------------------
Total $1440
As you can see, this leaves me with enough to cover a loan payment as well as miscellaneous spending money.In addition, I?m entering law school this fall, so student loan payments will not only be deferred, I will also receive funding from additional student loans to cover living expenses.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
Q: I believe the building behing you is the Alhambra of Grenada Spain. I've been there before wonderful place. - JCPlending
A: You are correct! (Jul-14-2009)
1 question & answer
Information in Questions and Answers is not verified
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

MT1130	$25.00	$25.00	7/13/2009 9:06:07 PM
SKOAL	$25.00	$25.00	7/13/2009 9:21:11 PM
britsys	$25.00	$25.00	7/13/2009 9:22:33 PM
Lender0424	$25.00	$1.53	7/13/2009 9:30:48 PM
JCPlending	$25.00	$25.00	7/13/2009 9:45:58 PM
building_community	$25.00	$25.00	7/13/2009 9:45:49 PM
bankrushing	$100.00	$100.00	7/13/2009 10:17:15 PM
DonaldColorado	$50.00	$50.00	7/14/2009 12:25:19 AM
AM2008	$25.00	$25.00	7/14/2009 5:23:08 AM
Banker7371	$25.00	$25.00	7/14/2009 5:50:50 AM
REVSTJ999	$50.00	$50.00	7/14/2009 4:33:42 AM
ApolloBodie	$50.00	$50.00	7/14/2009 5:54:49 AM
gpuck	$25.00	$25.00	7/14/2009 4:56:31 AM
bondhedger	$25.00	$25.00	7/14/2009 6:22:08 AM
versatilenyguy	$100.00	$100.00	7/14/2009 6:34:36 AM
ErpichtAuf	$50.00	$50.00	7/14/2009 6:33:42 AM
samson123	$25.00	$25.00	7/14/2009 7:00:11 AM
cdavidlaw	$41.32	$41.32	7/14/2009 5:37:44 AM
mattbly	$30.00	$30.00	7/14/2009 5:51:38 AM
George2384	$25.00	$25.00	7/14/2009 8:09:11 AM
mdfrog13	$150.00	$150.00	7/14/2009 6:42:34 AM
Tahoeman	$50.00	$50.00	7/14/2009 8:37:46 AM
TommyTucker	$50.00	$50.00	7/14/2009 8:40:40 AM
ssgt95068	$25.00	$25.00	7/14/2009 7:26:59 AM
mercuriant	$25.00	$25.00	7/14/2009 9:51:00 AM
OCLend	$25.00	$25.00	7/14/2009 9:57:02 AM
billdpost	$25.00	$25.00	7/14/2009 8:02:22 AM
zmaurides	$50.00	$50.00	7/14/2009 8:15:51 AM
sgmm330	$25.00	$25.00	7/14/2009 9:58:54 AM
BANKIN	$25.00	$25.00	7/14/2009 8:35:26 AM
kubien	$25.00	$25.00	7/14/2009 10:09:35 AM
Ardy123	$50.00	$50.00	7/14/2009 10:09:46 AM
Loan2save	$25.00	$25.00	7/14/2009 8:47:54 AM
rangersquire	$25.00	$25.00	7/14/2009 9:22:22 AM
charb57	$25.00	$25.00	7/14/2009 12:03:53 PM
hellasow	$50.00	$50.00	7/14/2009 12:18:45 PM
dogthecat	$31.01	$31.01	7/14/2009 12:36:16 PM
simiray	$25.00	$25.00	7/14/2009 11:44:42 AM
Stahl	$25.00	$25.00	7/14/2009 1:03:23 PM
crw1950	$50.00	$50.00	7/14/2009 3:06:46 PM
GBlack	$50.00	$50.00	7/14/2009 2:30:59 PM
cassperr	$25.00	$25.00	7/14/2009 7:40:43 PM
ITFDEE	$25.00	$25.00	7/14/2009 7:39:24 PM
dustman	$50.00	$50.00	7/14/2009 7:55:02 PM
TownsendOrg	$25.00	$25.00	7/14/2009 10:26:28 PM
totoro	$25.00	$25.00	7/13/2009 9:05:48 PM
cingular	$25.00	$25.00	7/13/2009 9:10:47 PM
vegibenz	$25.00	$25.00	7/13/2009 9:11:59 PM
draggon77	$25.00	$25.00	7/13/2009 9:15:47 PM
Palacios	$50.00	$50.00	7/13/2009 9:16:59 PM
TadleyRPh	$25.00	$25.00	7/13/2009 9:20:50 PM
bigdogsafety1	$25.97	$25.97	7/13/2009 9:25:44 PM
Stafo	$50.00	$50.00	7/13/2009 9:30:11 PM
namronmi2	$25.00	$25.00	7/13/2009 10:05:36 PM
auddoc	$50.00	$50.00	7/13/2009 9:58:23 PM
GoodScot	$25.00	$25.00	7/13/2009 10:39:09 PM
muth6969	$100.00	$100.00	7/13/2009 10:50:09 PM
corndog4000	$50.00	$50.00	7/13/2009 11:50:48 PM
maguzzy	$50.00	$50.00	7/14/2009 12:06:04 AM
leocom2000	$25.00	$25.00	7/14/2009 12:44:30 AM
nav1elt	$150.17	$150.17	7/14/2009 3:53:59 AM
fairgirl	$25.00	$25.00	7/14/2009 6:21:01 AM
kazanov	$50.00	$50.00	7/14/2009 7:34:25 AM
danielamity	$50.00	$50.00	7/14/2009 6:28:40 AM
goatman	$25.00	$25.00	7/14/2009 6:40:09 AM
ChicoBob	$50.00	$50.00	7/14/2009 9:26:24 AM
Yaout	$50.00	$50.00	7/14/2009 7:28:03 AM
MrJacek	$50.00	$50.00	7/14/2009 7:56:35 AM
dpries123	$50.00	$50.00	7/14/2009 9:58:28 AM
lfcgrad	$75.00	$75.00	7/14/2009 10:11:36 AM
umfan123	$50.00	$50.00	7/14/2009 8:46:07 AM
encore02	$50.00	$50.00	7/14/2009 9:08:39 AM
snowdem0n	$50.00	$50.00	7/14/2009 10:46:20 AM
ChristopherHS	$25.00	$25.00	7/14/2009 10:31:24 AM
exxondude	$100.00	$100.00	7/14/2009 11:39:19 AM
njmlaj726	$50.00	$50.00	7/14/2009 12:03:47 PM
indomart	$45.00	$45.00	7/14/2009 12:55:54 PM
vinzbee	$50.00	$50.00	7/14/2009 12:57:42 PM
Flying_Tilapia	$100.00	$100.00	7/14/2009 1:19:42 PM
phersjm	$25.00	$25.00	7/14/2009 7:16:44 PM
kulender	$100.00	$100.00	7/15/2009 5:48:45 AM
81 bids
Borrower Payment Dependent Notes Series 416283
This series of Notes was issued and sold upon the funding of the borrower loan #38045, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$3,500.00	Prosper Rating:	C	Auction start date:	Jul-13-2009
Term:	36 months	Estimated loss:	6.5%	Auction end date:	Jul-18-2009

Starting lender yield:	16.00%	Starting borrower rate/APR:	17.00% / 19.20%	Starting monthly payment:	$124.78
Final lender yield:	15.00%	Final borrower rate/APR:	16.00% / 18.18%	Final monthly payment:	$123.05

Auction yield range:	8.27% - 16.00%	Estimated loss impact:	6.84%
Lender servicing fee:	1.00%	Estimated return:	8.16%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented above does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score:	9	First credit line:	Oct-2003	Debt/Income ratio:	26%
Credit score:	640-660 (Jul-2009)	Current / open credit lines:	19 / 19	Employment status:	Full-time employee
Now delinquent:	0	Total credit lines:	21	Length of status:	1y 9m
Amount delinquent:	$0	Revolving credit balance:	$15,861	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Bankcard utilization:	75%	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Homeownership:	Yes
Inquiries last 6m:	0
Screen name:	bamagirl84	Borrower's state:	Alabama	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 1	On-time:	6 ( 100% )	640-660 (Latest)
Principal borrowed:	$3,500.00	< mo. late:	0 ( 0% )	640-660 (Sep-2007)
Principal balance:	$0.00	1+ mo. late:	0 ( 0% )
Total payments billed:	6
Description
Borrowing for Consolidation
Purpose of loan:
I will be using this loan to consolidate almost all of my credit card bills except one.

My financial situation:
I have worked in finance for almost 4 years now.  I am currently a banker.  Although my credit score is a little lower, my payment history is EXCELLENT.  I have NEVER been over 30 days past due on any account.  I am a perfectionist PLUS I have to maintain credit worthiness because of the industry I am in.  I obtained a degree in Finance in April of 2007.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

bobnewt	$50.00	$50.00	7/13/2009 9:23:42 PM
Herluftrolle	$30.00	$30.00	7/13/2009 10:18:58 PM
DonaldColorado	$50.00	$50.00	7/14/2009 12:26:46 AM
gpuck	$25.00	$25.00	7/14/2009 5:00:21 AM
kulender	$50.00	$50.00	7/14/2009 4:27:08 AM
Cherrypicker	$250.00	$250.00	7/14/2009 7:07:25 AM
TelegramSam	$50.00	$50.00	7/14/2009 6:29:33 AM
martymaniaman	$25.00	$25.00	7/14/2009 8:39:02 AM
Loan_Stranger	$50.00	$50.00	7/14/2009 7:46:32 AM
Spiderman55	$25.00	$25.00	7/14/2009 10:20:31 AM
trader-joe	$45.00	$45.00	7/14/2009 11:14:42 AM
flyboy21	$50.00	$50.00	7/14/2009 10:39:38 AM
snowdem0n	$50.00	$50.00	7/14/2009 10:49:18 AM
jsnryn	$34.15	$34.15	7/14/2009 11:24:26 AM
fuke	$25.00	$25.00	7/14/2009 12:29:34 PM
unger	$500.00	$500.00	7/14/2009 1:05:18 PM
ookamikun	$50.00	$50.00	7/14/2009 7:45:35 PM
GALMUL	$25.00	$25.00	7/15/2009 12:00:34 PM
Grandmahoneybee	$50.00	$50.00	7/15/2009 1:55:50 PM
twjh	$25.00	$25.00	7/15/2009 5:37:46 PM
mlj0671	$100.00	$100.00	7/15/2009 9:09:08 PM
Mindful7	$25.00	$25.00	7/16/2009 6:40:35 AM
amlu1988	$50.00	$50.00	7/16/2009 11:52:45 AM
BumblingStunmbling	$50.00	$50.00	7/16/2009 9:30:39 PM
Happyhourcomics	$25.00	$25.00	7/16/2009 11:36:16 PM
DG2007	$25.00	$25.00	7/17/2009 10:19:11 AM
slxvq	$50.00	$50.00	7/17/2009 10:21:31 AM
joetrish	$45.68	$45.68	7/17/2009 3:37:57 PM
Rogelio48	$25.00	$25.00	7/17/2009 2:11:43 PM
boodo	$100.00	$100.00	7/18/2009 7:20:21 AM
bluebouyz	$50.00	$50.00	7/18/2009 8:39:40 AM
TW2000	$50.00	$50.00	7/13/2009 9:31:49 PM
NorthlandAlchemist	$50.00	$50.00	7/14/2009 3:12:42 AM
stonehillloans	$50.00	$50.00	7/14/2009 5:22:47 AM
AM2008	$25.00	$25.00	7/14/2009 5:25:14 AM
oblio66	$50.00	$50.00	7/14/2009 7:28:09 AM
dfl	$50.00	$50.00	7/14/2009 8:03:46 AM
Credit2Prosper	$50.00	$50.00	7/14/2009 8:24:52 AM
sjo1984111	$25.00	$25.00	7/14/2009 8:32:54 AM
NitaLynn63	$25.00	$25.00	7/14/2009 6:42:46 AM
Tahoeman	$50.00	$50.00	7/14/2009 8:40:29 AM
roi-advantage	$50.00	$50.00	7/14/2009 6:58:40 AM
BANKIN	$29.18	$29.18	7/14/2009 8:40:55 AM
tcpfan	$25.00	$25.00	7/14/2009 8:52:58 AM
BlueProteus	$50.00	$50.00	7/14/2009 9:10:22 AM
kazanov	$50.00	$50.00	7/14/2009 7:38:10 AM
slgilligan	$50.00	$50.00	7/14/2009 9:44:01 AM
OCLend	$25.00	$25.00	7/14/2009 9:59:11 AM
mdaallen	$25.00	$25.00	7/14/2009 10:22:07 AM
coolnatkat	$25.00	$25.00	7/14/2009 10:22:37 AM
mottuman	$45.00	$45.00	7/14/2009 8:59:37 AM
albertoeba	$25.00	$25.00	7/14/2009 9:11:42 AM
nanaof7	$25.00	$25.00	7/14/2009 11:34:10 AM
mattbly	$30.19	$30.19	7/14/2009 12:04:08 PM
moninoshir	$25.00	$25.00	7/14/2009 12:26:50 PM
charb57	$25.00	$25.00	7/14/2009 12:44:01 PM
dizzydude	$25.00	$25.00	7/14/2009 11:48:34 AM
aloe	$60.00	$60.00	7/14/2009 2:42:25 PM
dustman	$25.00	$25.00	7/15/2009 8:25:56 AM
Stahl	$50.00	$50.00	7/15/2009 8:19:10 AM
bitano	$50.00	$50.00	7/15/2009 10:08:25 AM
Stafo	$50.00	$50.00	7/15/2009 11:34:33 AM
deuce747	$25.00	$25.00	7/15/2009 7:30:34 PM
Kelor99	$50.00	$50.00	7/15/2009 7:34:31 PM
peb44	$100.00	$80.80	7/16/2009 5:40:32 AM
Imperativity	$100.00	$100.00	7/17/2009 12:29:58 AM
P2PHelper	$25.00	$25.00	7/17/2009 8:12:51 AM
mercuriant	$25.00	$25.00	7/17/2009 1:15:32 PM
68 bids
Borrower Payment Dependent Notes Series 416489
This series of Notes was issued and sold upon the funding of the borrower loan #38048, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,000.00	Prosper Rating:	E	Auction start date:	Jul-14-2009
Term:	36 months	Estimated loss:	14.7%	Auction end date:	Jul-16-2009

Starting lender yield:	34.00%	Starting borrower rate/APR:	35.00% / 39.15%	Starting monthly payment:	$45.24
Final lender yield:	34.00%	Final borrower rate/APR:	35.00% / 39.15%	Final monthly payment:	$45.24

Auction yield range:	14.27% - 34.00%	Estimated loss impact:	16.27%
Lender servicing fee:	1.00%	Estimated return:	17.73%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented above does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score:	7	First credit line:	May-2001	Debt/Income ratio:	Not calculated
Credit score:	600-620 (Jul-2009)	Current / open credit lines:	7 / 4	Employment status:	Full-time employee
Now delinquent:	0	Total credit lines:	10	Length of status:	12y 7m
Amount delinquent:	$0	Revolving credit balance:	$10,992	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Bankcard utilization:	94%	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Homeownership:	No
Inquiries last 6m:	0
Screen name:	gordo702	Borrower's state:	Nevada	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 1	On-time:	5 ( 100% )	600-620 (Latest)
Principal borrowed:	$1,200.00	< mo. late:	0 ( 0% )	520-540 (Aug-2008) 540-560 (Jul-2008)
Principal balance:	$0.00	1+ mo. late:	0 ( 0% )
Total payments billed:	5
Description
Paying off a credit card
Monthly net income: $ 2500

Monthly expenses: $
  Housing: $ 200
  Insurance: $ 0
  Car expenses: $ 0
  Utilities: $ 150
  Phone, cable, internet: $ 50
  Food, entertainment: $ 100
  Clothing, household expenses $ 75
  Credit cards and other loans: $ 800
  Other expenses: $ 0
Im applying for a loan in order to pay off one of my high interest credit cards. My dad recently had a stroke and once he was released from the hospital, I had to take a  2 week leave of adsence from work to take care of him. During this time I used my credit card to pay some of my bills and now that i have been back to work full time, I would like to pay this card off. I promise to never miss a payment or never be late making a payment on this loan. This is the second loan I have appiled for with Prosper, the first one was for 1200.00 and I completely paid back this loan without ever missing a payment or being late.Thank you.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

Brown98	$25.00	$25.00	7/14/2009 10:59:02 PM
ColoradoLender82	$25.00	$25.00	7/15/2009 8:00:01 AM
bluebouyz	$50.00	$50.00	7/15/2009 11:20:57 PM
aha6297	$25.00	$25.00	7/16/2009 10:02:33 AM
planky	$100.00	$100.00	7/16/2009 10:18:26 AM
glof1967	$100.00	$100.00	7/16/2009 12:34:05 PM
titancash4u	$25.00	$25.00	7/16/2009 12:50:42 PM
dextro	$50.00	$50.00	7/15/2009 8:52:17 PM
Jasmel	$200.00	$200.00	7/15/2009 10:46:02 PM
justme4now	$25.00	$25.00	7/16/2009 7:54:55 AM
kingbob	$36.71	$36.71	7/16/2009 1:20:37 PM
buyrite334	$76.02	$76.02	7/16/2009 4:23:53 PM
periko	$34.58	$34.58	7/16/2009 4:35:34 PM
MTMoney	$178.69	$177.69	7/16/2009 4:59:43 PM
_MY_DREAM_	$50.00	$50.00	7/16/2009 4:55:26 PM
15 bids